Exhibit 15.1



                        Letter of Acknowledgment
                  Re:  Unaudited Financial Information






The Board of Directors
LSB Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-8302) and the Registration Statement (Form S-3 No. 33-69800) of LSB Industries, Inc. and in the related Prospectus of our report dated November 18, 1997 relating to the unaudited condensed consolidated interim financial statements of LSB Industries, Inc. which are included in its Form 10-Q for the quarter ended September 30, 1997.

Pursuant to Rule 436 (c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                      /s/ Ernst & Young LLP

November 18, 1997
Oklahoma City, Oklahoma